EXHIBIT NO. EX-99.a.4

                                 GAM FUNDS. INC.
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                             ARTICLES SUPPLEMENTARY
                             ----------------------

          GAM Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on March 17, 1986, adopted a resolution reclassifying twenty-five million (25,000,000) unissued shares of the par value of $.001 per share of the GAM Global Fund Common Stock of the Corporation as shares of "GAM Tokyo Fund Common Stock" by setting or changing, before the issuance of such shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth.

          SECOND: A description of the shares so reclassified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation in as follows:

               (a) The shares of the GAM Tokyo Fund Common Stock shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

                         (1) All  consideration  received by the Corporation for
                    the issue or sale of shares of GAM Tokyo Fund Common Stock, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any

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                    reinvestment  of such proceeds in whatever form the same may be, shall irrevocably belong to such class for all purposes, subject only to the rights of creditors and shall be so recorded upon the books of account of the Corporation. Such
                    consideration,   income,  earnings,  profits,  and  proceeds
                    thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" such class.

                         (2) Dividends or distributions on shares of such class,
                    whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such class.

                         (3) In the event of the  liquidation  or dissolution of
                    the Corporation, stockholders of such class shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to such class. The assets so distributable to the stockholders of such class shall be distributed among such stockholders in proportion to the number of shares of such class held by them and recorded on the books of the Corporation.

                         (4) The assets belonging to such class shall be charged
                    with the liabilities of the Corporation in respect of such class and with such class' share of the general liabilities of the Corporation,

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                    in the latter case in proportion that the net asset value of such class  bears to the net asset  value of all  classes as
                    determined   by   Article   SIXTH   of   the   Articles   of
                    Incorporation. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, and assets to a given class or classes.

                         (5) On each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each such share standing in his name on the books of the Corporation irrespective of the class thereof; provided, however, that to the extent class voting is required by the Investment Company Act of 1940, as amended, or Maryland law as to any such matter, those requirements shall apply. Any fractional share, if any such fractional share is outstanding, shall carry proportionately all the rights of a whole share, including the right to vote and the right to receive dividends.


               (b) Except as provided in Paragraph (a) of this Article SECOND, the provisions of the Charter relating to stock of the Corporation shall apply to shares of and to the holders of GAM Tokyo Fund Common Stock.

          THIRD: The shares aforesaid have been duly reclassified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

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          IN WITNESS  WHEREOF,  GAM Funds,  Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the Articles are true in all material respects and that this statement is made under the penalties of perjury.

                                                ATTEST:


GAM FUNDS, INC.                                 /s/ Nigel Kingsley
                                                --------------------------------
                                                Nigel Kingsley
                                                Vice President, Treasurer
                                                and Assistant Secretary
By: /s/ Nicholas Eeley
    ----------------------------------
    Nicholas Eeley
    Vice President


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